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Exhibit 10.1

AGREEMENT

        AGREEMENT dated September 20, 2006 between Charles Picasso ("Picasso"), and IHS Inc., a Delaware corporation formerly known as IHS Group Inc. (the "Company").

        WHEREAS, Picasso wishes to resign from employment with the Company and its affiliates.

        WHEREAS, the parties wish to set forth the rights and obligations of the parties in connection with Picasso's resignation to ensure an orderly transition for the business.

        NOW, THEREFORE, the parties agree as follows:

        1.     Picasso hereby resigns as President, CEO and director of the Company as of the date hereof. As of the date hereof, Picasso shall also cease to be an officer or director of any affiliate of the Company. As used in this Agreement, the term "affiliate" shall mean any company that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with the Company.

        2.     Picasso shall continue his employment with the Company and continue to receive his current base salary through November 30, 2006 (the "Effective Termination Date"), notwithstanding his resignation as President and CEO as of the date hereof. As of the Effective Termination Date, Picasso shall cease to be an employee of the Company.

        3.     Picasso shall be entitled to receive an annual bonus payment for the fiscal year ended November 30, 2006 pursuant to the IHS Annual Incentive Plan. In connection therewith, the personal objectives portion of Picasso's annual bonus shall be deemed achieved at the maximum performance level.

        4.     Picasso has received grants of 578,333 shares of Class A common stock of IHS Inc. ("Shares") pursuant to award agreements (the "Equity Awards"). Immediately prior to the date hereof, 52,777 of such Shares were vested, and 525,556 of such Shares were unvested. Picasso will vest in 250,000 of such unvested Shares on the date hereof. The remaining 275,556 unvested Shares will be forfeited on the date hereof. The Company shall withhold from the 250,000 Shares that otherwise would be released to him when they vest on the date hereof to satisfy any withholding taxes that may be due as a result of the vesting of such Shares.

        5.     As of the Effective Termination Date, Picasso will be credited with 2 additional years for the purposes of the age and service requirements of the IHS Retirement Income Plan and the IHS Supplemental Income Plan. Picasso's pension under the IHS Retirement Income Plan and his pension under the IHS Supplemental Income Plan will be payable in a total lump sum (Qualified and Non-Qualified) in an amount of approximately $2,389,107.

        6.     From December 1, 2006 through May 31, 2008, Picasso shall make himself reasonably available to perform consulting services on behalf of the Company. Such consulting services shall be related to such matters as the President and Chief Executive Officer or Board of Directors of the Company may designate from time to time. Picasso shall be paid for such consulting services an amount equal to $870,000 payable in equal monthly installments of $48,333.33 on the last day of each month during such period, subject to paragraph 9 below.

        7.     Picasso and his eligible dependents will be eligible to continue to participate in the Company's medical, dental and vision plans on terms similar to his current participation (or, if he is ineligible to continue to participate under the terms thereof, in substitute arrangements adopted by the Company providing substantially comparable benefits) from December 1, 2006 through May 31, 2008. Picasso will not participate in any annual bonus or other incentive plans after the Effective Termination Date, and his membership in the Cherry Creek Country Club shall revert back to the Company as of the Effective Termination Date.

        8.     Picasso will be paid the sum of $50,000 in lieu of outplacement services that would otherwise have been provided during the six-month period following the Effective Termination Date.

        9.     Notwithstanding anything in this Agreement to the contrary, in accordance with Section 409A of the Internal Revenue Code ("Section 409A"), the annual bonus payment provided in paragraph 3 above, the non-qualified portion of the pension benefit provided in paragraph 5 above (approximately $2,236,666.53) and the $50,000 payment provided in paragraph 8, above shall each be paid on June 1, 2007 (6 months from the Effective Termination Date). In addition, payment for consulting services pursuant to paragraph 6 above shall be deferred for six months, and payment for the first six months of such services ($289,999.98) shall be paid in a lump sum on June 1, 2007. Notwithstanding anything in this Agreement to the contrary, to the extent that Picasso and the Company in good faith determine that any other payments or benefits provided for in this Agreement constitute "deferral of compensation" under Section 409A, then no such amount shall be payable to Picasso prior to the earliest date permitted by Section 409A and the regulations thereunder.

        10.   Section 10 (Covenants) of the letter agreement between Picasso and the Company dated October 15, 2004 (the "Employment Agreement") is hereby incorporated by reference. Picasso acknowledges that the obligations contained in Section 10 of the Employment Agreement survive the termination of Picasso's employment with the Company for the periods set forth therein and will be fully enforceable thereafter.

        11.   Following date hereof, Picasso agrees not to make any disparaging remarks or comments with respect to the Company and its affiliates, and their respective directors, officers and employees, and the Company agrees that its directors and senior executives will not make any disparaging remarks or comments with respect to Picasso. The Company will make any press release about Picasso's separation of employment with the Company available in advance of release for Picasso's review and will consider any comments from Picasso with respect to the release.

        12.

          (a)   In consideration for the payments described in this Agreement, Picasso for himself and his heirs, executors, administrators and assigns, does hereby knowingly and voluntarily release and forever discharge the Company and its respective predecessors, successors and affiliates and current and former directors, officers and employees from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company, including, but not limited to, under federal, state and local laws, such as applicable laws of any jurisdiction prohibiting employment discrimination based on age, sex, race, color, national origin, religion, disability, veteran or marital status, sexual orientation or any other protected trait or characteristic, or retaliation for engaging in any protected activity, including without limitation, the Age Discrimination in Employment Act of 1967, 29 U.S.C. § 621 et seq., as amended by the Older Workers Benefit Protection Act, P.L. 101-433, the Equal Pay Act of 1963, 9 U.S.C. § 206, et seq., Title VII of The Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e et seq., the Civil Rights Act of 1866, 42 U.S.C. § 1981, the Civil Rights Act of 1991, 42 U.S.C. § 1981a, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 791 et seq., the Family and Medical Leave Act of 1993, 28 U.S.C. §§ 2601 and 2611 et seq., whether KNOWN OR UNKNOWN, fixed or contingent, which he ever had, now has, or may have, or which his heirs, executors, administrators or assigns hereafter can, will or may have from the beginning of time through the date on which he signs this full and complete release (collectively the "Released Claims").

          (b)   Picasso fully understands and agrees that:

            (i)    The release under Section 12(a), above, is in exchange for payments to which he would otherwise not be entitled;

            (ii)   no rights or claims are released or waived that may arise after the date this Agreement is signed by him or any claims for breach of this Agreement by the Company;

            (iii)  he is hereby advised to consult with an attorney before signing this Agreement;

            (iv)  had he wished to do so, he could have taken up to 21 days or more to consider this Agreement, he has read this Agreement and understands its terms and significance, and he executes such Agreement voluntarily and with full knowledge of its effect, having carefully read and considered all terms of the Agreement and, if he has chosen to consult with an attorney, having had all terms and their significance fully explained to him by his attorney;

            (v)   he has seven days following his signature of this Agreement to revoke the Agreement; and

            (vi)  this Agreement will not become effective or enforceable until the revocation period of seven days has expired.

          (c)   Picasso warrants and represents that he has made no sale, assignment or other transfer, or attempted sale, assignment or other transfer, of any of the Released Claims.

          (d)   For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company on behalf of itself and its respective predecessors, successors and affiliates and current and former directors and officers, does hereby knowingly and voluntarily release and forever discharge Picasso and his heirs, executors, administrators and assigns from any and all claims, actions and causes of action related to or arising from his employment or separation from employment with the Company; provided, however, no rights or claims are released or waived that may arise after this Agreement is signed by the Company or any claims for breach of this Agreement by Picasso.

        13.   If Picasso chooses to revoke this Agreement, he must do so by notifying the Company in writing. This written notice of revocation must be mailed by U.S. first class mail or by U.S. certified mail within the seven day revocation period and be addressed as follows:

        IHS Inc.
        15 Inverness Way
        East Englewood, CO 80112
        Attention: Senior Vice President, Human Resources

        14.   This Agreement, the IHS Retirement Income Plan and the IHS Supplemental Income Plan constitute the complete understanding between Picasso and the Company in respect of the subject matter of this Agreement and supersede all prior agreements relating to the same subject matter. Without limiting the generality of the foregoing, the Employment Agreement is terminated effective as of the date hereof and neither party shall have any rights or obligations under such agreements; provided, however, that Section 10 of the Employment Agreement shall survive the termination of the Employment Agreement, as indicated above. Picasso has not relied upon any representations, promises or agreements of any kind except those set forth herein in signing this Agreement.

        15.   In the event that any provision of this Agreement should be held to be invalid or unenforceable, each and all of the other provisions of this Agreement will remain in full force and effect. If any provision of this Agreement is found to be invalid or unenforceable, such provision will be modified as necessary to permit this Agreement to be upheld and enforced to the maximum extent permitted by law.

        16.   This Agreement is to be governed and enforced under the laws of the State of Colorado (except to the extent that Colorado conflicts of law rules would call for the application of the law of another jurisdiction).

        17.   This Agreement inures to the benefit of the Company and its successors and assigns.

        18.   Picasso has carefully read this Agreement, fully understands each of its terms and conditions, and intends to abide by this Agreement in every respect. As such, Picasso knowingly and voluntarily signs this Agreement.

        19.   All payments to be made hereunder by the Company shall be subject to any applicable payroll, income, withholding and other taxes or other applicable deductions required by law or regulation.

        20.   By signing this Agreement, Picasso agrees (i) that he is not relying on the Company or any affiliate for any tax advice and (ii) that he will hold the Company and its affiliates harmless from any and all liabilities imposed on the Company or its affiliates relating to his income tax obligations in connection with any compensation amounts under this Agreement or prior to the date hereof.

        21.   Anything in this Agreement to the contrary notwithstanding, this Agreement is subject to and conditioned upon approval by the Board of Directors of the Company and will not become effective or enforceable unless and until such approval is granted.

        IN WITNESS WHEREOF, Picasso and the Company have executed this Agreement as of the day and year first above written.

/s/ CHARLES PICASSO Charles Picasso
IHS INC.
/s/ JERRE STEAD
By:	Jerre Stead
Title:	Chairman

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